Exhibit 10.21

VERITIV CORPORATION
FORM OF PERFORMANCE SHARE UNIT AWARD AGREEMENT
(ROIC, Packaging Gross Profit Dollar Growth & Relative TSR Modifier)
This certifies that Veritiv Corporation (the “Company”) grants to the Grantee named below, subject to the provisions of the Veritiv Corporation 2014 Omnibus Incentive Plan (the “Plan”) and this Performance Share Unit Award Agreement (this “Award Agreement”), including the attached terms and conditions (which are incorporated herein and made a part of this Award Agreement), an Award of the target number of Performance Shares Units (the “Performance Share Units”) set forth below on the Grant Date set forth below. Capitalized terms used but not defined in this Award Agreement shall have the meanings assigned to such terms in the Plan. This Award represents the contingent right to receive a number of Shares equal to all, a portion or a multiple (not to exceed 200%) of the target number of Performance Share Units, subject to the achievement of the applicable Performance Goals based on ROIC, Packaging GP$ Growth and Relative TSR (each as defined below) and the other terms and conditions of this Award Agreement and the Plan.
Name of Grantee:

Target Number of
Performance Share Units:

Grant Date:

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed by its duly authorized officer as of the Grant Date, and the Grantee has also executed this Award Agreement.

VERITIV CORPORATION

__________________________________
By:
Title:
I acknowledge that I have received a copy of the Plan and that I have carefully reviewed the terms of this Award Agreement (including the attached terms and conditions) and wish to be eligible to receive the Award described herein. I agree to comply with the terms of this Award Agreement (including the attached terms and conditions) in order to be eligible to receive this Award.

GRANTEE

___________________________________
Print Name:

VERITIV CORPORATION
TERMS AND CONDITIONS OF
PERFORMANCE SHARE UNIT AWARD
Veritiv Corporation (the “Company”) has granted an Award of Performance Share Units under the Plan to the Grantee named in this Award Agreement, subject to the provisions of the Plan and the terms and conditions set out below, which are incorporated into and made a part of this Award Agreement. Capitalized terms used but not defined in this Award Agreement shall have the meanings set forth in the Plan.
1.Performance Goals.
(a)Return on Invested Capital. Subject to the TSR Modifier determined in accordance with Section 2 below, [ ] percent ([ ]%) of the Performance Share Units granted pursuant to this Award Agreement shall be earned based on the achievement of specified levels of ROIC (as defined below) for each of the Company’s [ ], [ ] and [ ] fiscal years (each a “Performance Period,” and collectively the “Performance Period”), in accordance with the following performance matrix specifying the applicable threshold, target and maximum performance and Achievement Levels for each Performance Period). Following the end of each Performance Period, the Administrator shall determine the level of achievement for such Performance Period, calculated as a percentage of the target level (the “Achievement Level”). After the end of the final Performance Period, but prior to the application of the TSR Modifier, the Administrator shall calculate the payout percentage of the portion of the Award relating to ROIC, which shall be equal to the average of the Achievement Levels for each of the Performance Periods. For purposes of this Agreement, “ROIC” shall mean the Company’s (i) Net Operating Profit for the Performance Period, divided by the sum of (ii) Average Net Working Capital for the four fiscal quarters during the Performance Period and (iii) Average Property, Plant and Equipment for the four fiscal quarters during the Performance Period, each as determined by the Administrator in a manner consistent with the Company’s financial statements. “Net Operating Profit” shall mean AIP Earnings (Earnings before interest, income taxes, depreciation and amortization, restructuring charges, integration and acquisition, changes in the LIFO reserve, non-restructuring pension charges, net, fair value adjustments related to contingent liabilities assumed in mergers and acquisitions and certain other adjustments)) minus depreciation minus amortization and then multiplied by 0.74.

Performance Level	FY[ ] ROIC	FY[ ] ROIC	FY[ ] ROIC	Achievement Level for each Fiscal Year, as a Percentage of Target*
Maximum	[ ]% or Above	[ ]% or Above	[ ]% or Above	[ ]%
Target	[ ]%	[ ]%	[ ]%	100%
Threshold	[ ]%	[ ]%	[ ]%	[ ]%
Below Threshold	Below [ ]%	Below [ ]%	Below [ ]%	0%
* For performance between the established levels, the Achievement Level will be based on linear interpolation between such levels.
(b)Packaging Gross Profit Dollar Growth. Subject to the TSR Modifier determined in accordance with Section 2 below, [ ] percent ([ ]%) of the Performance Share

Units granted pursuant to this Award Agreement shall be earned based on the achievement of specified levels of Packaging GP$ Growth (as defined below) for each of the Company’s [ ], [ ] and [ ] Performance Periods, in accordance with the following performance matrix specifying the applicable threshold, target and maximum performance and Achievement Levels for each Performance Period). Following the end of each Performance Period, the Administrator shall determine the Achievement Level for such Performance Period, calculated as a percentage of the target level. After the end of the final Performance Period, but prior to the application of the TSR Modifier, the Administrator shall calculate the payout percentage of the portion of the Award relating to Packaging GP$ Growth, which shall be equal to the average of the Achievement Levels for each of the Performance Periods. For purposes of this Agreement, “Packaging GP$ Growth” shall mean Net Sales for the Packaging segment minus cost of products sold for the Packaging segment and excluding the impact of LIFO (last in, first out) accounting of inventory for the Performance Period, as determined by the Administrator in a manner consistent with the Company’s financial statements.

Performance Level	FY[ ] Average Packaging GP$ Growth	FY[ ] Average Packaging GP$ Growth	FY[ ] Average Packaging GP$ Growth	Payout Level for each Fiscal Year, as a Percentage of Target*
Maximum	[ ]% or Above	[ ]% or Above	[ ]% or Above	[ ]%
Target	[ ]%	[ ]%	[ ]%	100%
Threshold	[ ]%	[ ]%	[ ]%	[ ]%
Below Threshold	Below [ ]%	Below [ ]%	Below [ ]%	0%
* For performance between the established levels, the Achievement Level will be based on linear interpolation between such levels.
(c)With respect to each of the Performance Goals set forth above, the Administrator may in its sole discretion modify the Performance Goal or the related minimum acceptable level of achievement, in whole or in part, as the Administrator deems appropriate and equitable (i) to reflect a change in the business, operations, corporate structure or capital structure of the Company or its Affiliates, the manner in which it conducts its business, or other events or circumstances; or (ii) in the event that the Grantee’s responsibilities materially change.
2.TSR Modifier. The percentage of Performance Share Units earned based on ROIC and the percentage of Performance Share Units earned based on Packaging GP$ Growth, determined in accordance with Section 1, in each case will be subject to a modifier based on the Company’s Relative TSR Performance (the "TSR Modifier"), which will either increase the percentage payout by [ ] percentage points or decrease the percentage payout by [ ] percentage points, as shown in the following chart:

Relative TSR Performance	TSR Modifier
≥[ ]th percentile	plus [ ] percentage points
≥[ ]th percentile – <[ ]th percentile	no change
≤[ ]th percentile	minus [ ] percentage points
"Relative TSR Performance" means the percentile ranking of the Company’s Total Shareholder Return among the members of the TSR Comparator Group during the Measurement Period. For purposes of determining Relative TSR Performance:
(i)the companies included in the TSR Comparator Group shall be determined at the beginning of the Measurement Period;
(ii)in the event of a stock split or recapitalization of the Company or any member of the TSR Comparator Group, the average trading price of a share of such company’s common stock as of the beginning of the Measurement Period will be adjusted appropriately;
(iii)in the event of the bankruptcy, delisting, or liquidation of a member of the TSR Comparator Group, such member will be deemed to have a total shareholder return equal to -100%;
(iv)in the event of the public announcement of an acquisition or privatization of a member of the TSR Comparator Group during the first two years of the Measurement Period, such member will be deemed not to be a member of the TSR Comparator Group, effective as of the beginning of the Measurement Period;
(v)in the event of the public announcement of an acquisition or privatization of a member of the TSR Comparator Group during the third year of the Measurement Period, the total shareholder return of such member and the Company will be determined as of the date of such public announcement and such member shall be ranked either above or below the Company at such time and for the remainder of the Measurement Period;
(vi)in the event a member of the TSR Comparator Group enters into a definitive agreement to be acquired by the Company or one of its subsidiaries, such member will be deemed not to be a member of the TSR Comparator Group, effective as of the beginning of the Measurement Period;
(vii)in the event that the total shareholder return of the Company is within 1/10th of a percent of the total shareholder return of a member of the TSR Comparator Group, then the Company will be ranked above such member of the TSR Comparator Group.
"TSR Comparator Group" means the following companies: [ ]
"Total Shareholder Return” means, with respect to the period beginning January 1, [ ] and ending December 31, [ ] (the “Measurement Period”), the cumulative total shareholder return calculated with respect to each of the Company and each member of the TSR Comparator Group, which shall be expressed as a percentage equal to (a) the appreciation in the common stock price of the company from the beginning of the Measurement Period to the end of the Measurement Period (or such other period as specified herein), plus dividends deemed reinvested in company common stock on a monthly basis, divided by (b) the common stock price of the company at the beginning of the Measurement Period. For this purpose, stock prices at the beginning and end of the Measurement Period (or such other period as specified herein) will be determined using the trailing average closing stock price during the 30 days prior to the beginning and end of such period, as applicable.
3.Determination and Payment of Performance Share Units Earned.
(a)As soon as practicable after the last day of the Performance Period, the Administrator shall determine the extent, if any, to which each of the applicable Performance Goals has been satisfied and shall determine the number (if any) of Performance Share Units that have been earned in accordance with this Award Agreement, which earned Performance Share Units shall be paid to the Grantee not later than March 15th of the year following the last day of the Performance Period. Each Performance Share Unit earned and vested pursuant to this Award Agreement shall represent the contingent right to receive one Share, subject to the terms and conditions of the Plan and this Award Agreement.
(b)Except as otherwise provided in Sections 4(b) or 4(d) hereof, the Performance Share Units allocated to a Performance Period shall be forfeited automatically without further action or notice to the extent that such Performance Share Units are not earned pursuant to this Award Agreement based upon the achievement of the Performance Goal for the applicable Performance Period.
4.Vesting.
(a)The Performance Share Units (if any) that are earned pursuant to this Award Agreement shall become vested and nonforfeitable provided that the Grantee remains in the continuous employment or other service of the Company and its Subsidiaries through the date on which payment of the Performance Share Units is made, except as otherwise provided herein.
(b)Notwithstanding Section 4(a), if the Grantee’s continuous employment or other service with the Company and its Subsidiaries terminates prior to the payment of the Performance Share Units as a result of the Grantee’s death, a pro rata portion of the Performance Shares shall become vested, determined by multiplying the target number of Performance Shares by a fraction, the numerator of which is the number of days of continuous employment or other service completed by the Grantee after the Grant Date and the denominator of which is 1096.
(c)Notwithstanding Section 4(a), if the Grantee’s continuous employment or other service with the Company and its Subsidiaries terminates prior to the payment of the Performance Share Units as a result of the Grantee’s Disability or Retirement (defined as the Grantee’s voluntary termination of employment with the consent of the Administrator (or the Administrator’s delegate) at or after age 60 with at least five years of service with the Company and its Subsidiaries), a pro rata portion of the Performance Share Units shall become vested, determined by multiplying the number of Performance Share Units that would have been earned pursuant to Section 2 and Section 3 hereof, based upon actual achievement of the applicable Performance Goals if the Grantee had remained in the continuous employment or other service of the Company and its Subsidiaries through the last day of the Performance Period, by a fraction, the numerator of which is the number of days of continuous employment or other service completed by the Grantee after the Grant Date and the denominator of which is 1096.
(d)In the event of a Change in Control prior to the payment of the Performance Share Units:
(i)If the Performance Share Units are honored, assumed or substituted in the form of an Alternative Award, and the Grantee’s continuous employment or other service with the Company and its Subsidiaries is terminated after the Change in Control and prior to the payment of the Performance Share Units (A) by the Company or a Subsidiary without Cause, or (B) if the Grantee is covered by a severance plan, employment agreement or offer letter with the Company or a Subsidiary that provides for severance benefits in the event of a termination by the Grantee for Good Reason, by the Grantee for Good Reason, then the Performance Share Units, to the extent not previously vested or forfeited, will vest, without pro ration and effective upon such termination of the Grantee’s employment with the Company and its Subsidiaries, as follows: (x) with respect to any Performance Period completed prior to the date of such termination of employment, the number of Performance Share Units earned pursuant to Section 2 and Section 3 hereof, shall be based upon actual achievement of the applicable Performance Goals with respect to such Performance Period, and (y) with respect to any Performance Period not completed prior to the date of such termination of employment, the number of Performance Share Units earned pursuant to Section 2 and Section 3 hereof shall be determined as though the Performance Goals were satisfied at the target level of performance.
(ii)If the Performance Share Units are not honored, assumed or substituted in the form of an Alternative Award, then the target number of Performance Share Units will vest in full, without pro ration, effective upon such Change in Control.
(e)For purposes of this Section 4, the continuous employment or other service of the Grantee with the Company and its Subsidiaries shall not be deemed to have been interrupted, and the Grantee shall not be deemed to have ceased to be an Employee of the Company and its Subsidiaries, by reason of the transfer of his or her employment or other service among the Company and its Subsidiaries.
5.Forfeiture of Performance Share Units.
(a)Except as otherwise provided in Section 4 of this Award Agreement or as otherwise determined by the Committee or as otherwise provided in the Grantee’s employment agreement (if any) with the Company or a Subsidiary (including, without limitation, an offer letter), or as otherwise provided in a Company severance or other agreement (if any) to which the Grantee is a party or a participant, the Performance Share Units will automatically be forfeited without further action by the Company or the Grantee if the Grantee’s employment or other service with the Company and its Subsidiaries terminates for any reason (including, without limitation, in the event of termination of the Grantee’s employment or other service by the Company or a Subsidiary for Cause) prior to the payment of the Performance Share Units.
(b)If the Company determines that the Grantee has committed an act of Misconduct either during employment or other service or within 180 days thereafter, the Company or Affiliate may cause the Performance Share Units to be forfeited or, if paid, the Company shall be entitled to repayment of the Performance Share Units previously paid under this Award Agreement within 30 days of the issuance of a letter by the Company to the Grantee claiming such Misconduct and demand for repayment. For purposes of this Award Agreement, “Misconduct” shall be determined by the Company in its sole discretion and shall include, but not be limited to, any act detrimental to the business or reputation of the Company, any act determined to be a deliberate disregard of the Company’s or Affiliate’s rules or policies, or any violation of any confidentiality, non-solicitation or non-competition restriction applicable to the Grantee.
(c)The Company shall have the sole and absolute discretion to take action or not to take action pursuant to this Section 5 upon discovery of Misconduct, and its determination not to take action in any particular instance shall not in any way limit its authority to cause the forfeiture of the Performance Share Units or to recoup the Award by sending a notice in any other instance.

(d)The Performance Share Units shall be subject to any generally applicable policies as to forfeiture, recoupment or “clawback” adopted by the Company or an Affiliate that are communicated to the Grantee or any such policy adopted to comply with applicable law.
(e)Further, as a convenience and benefit to the Grantee in facilitating the repayment, the Grantee hereby authorizes the Company or Affiliate to withhold funds from any remaining payroll compensation, including pay for unused vacation, to be applied toward any repayment pursuant to this Section 5, where the law allows.
6.Shareholder Rights. The Company's obligations with respect to the Performance Share Units shall be satisfied in full upon payment in accordance with Section 3 hereof. The Grantee shall not possess any incidents of ownership (including, without limitation, dividend or voting rights) in the Shares to which the Performance Share Units relate until such time as such Shares have been delivered to the Grantee in accordance with Section 3 hereof. The rights of the Grantee hereunder will be no greater than those of an unsecured general creditor of the Company. No assets of the Company will be held or set aside as security for the obligations of the Company hereunder.
7.Section 409A of the Code. The Company intends that each Award of Performance Share Units will be exempt from or comply with the requirements of Section 409A of the Code, and this Award Agreement shall be interpreted and administered in accordance with such intent. In particular, and notwithstanding any other provision of this Award Agreement to the contrary: (a) the phrase “termination of employment or other service” or words of similar import shall mean the Grantee’s “separation from service” with the Company within the meaning of Section 409A of the Code; (b) if the Grantee is a “specified employee” at the time of his or her “separation from service” with the Company (as determined by the Company in accordance with Section 409A of the Code), then, to the extent necessary to comply with Section 409A of the Code, any Performance Share Units otherwise payable as a result of the Grantee’s separation from service shall be paid within thirty (30) days after the first business day which is at least six (6) months after the Grantee’s separation from service (or if earlier, within 70 days after the Grantee’s death); and (c) to the extent required to comply with Section 409A of the Code, any Performance Share Units otherwise payable as a result of a Change in Control shall not be paid at such time unless the Change in Control qualifies as a “change in control event” within the meaning of Section 409A of the Code and the Treasury Regulations thereunder and payment at such time is otherwise permitted without the imposition of additional tax under Section 409A of the Code (and if payment of Performance Share Units that become vested upon a Change in Control is not so permitted, payment of such vested Performance Share Units will be made on the earlier of the last day of the Performance Period or within 70 days after the Grantee’s separation from service (subject to any six-month delay required for a specified employee as provided herein)). Although the Company will use reasonable efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of the Performance Share Units is not warranted or guaranteed. Neither the Company, its Subsidiaries nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Grantee (or any other individual claiming a benefit through the Grantee) as a result of this Award Agreement or the Performance Share Units granted hereunder.
8.Tax Withholding. The Company shall be authorized to withhold any taxes or other amounts required to be withheld from any payment made with respect to Performance Share Units. The Grantee is responsible for any federal, state, local or other taxes with respect to the Performance Share Units. The Company does not guarantee any particular tax treatment or results in connection with the grant or vesting of the Performance Share Units or the payments made pursuant to this Award Agreement. To the extent the Company or any Subsidiary is required to withhold any federal, state, local, foreign or other taxes in connection with the delivery of Shares under this Award Agreement, then, except as otherwise provided below, the

Company or Subsidiary (as applicable) shall retain a number of Shares otherwise deliverable hereunder with a value equal to the required withholding (based on the Fair Market Value of the Shares on the date of delivery); provided that in no event shall the value of the Shares retained exceed the minimum amount of taxes required to be withheld or such other amount that will not result in a negative accounting impact. Notwithstanding the preceding sentence, the Grantee may elect, on a form provided by the Company and subject to any terms and conditions imposed by the Company, to pay or provide for payment of the required tax withholding. If the Company or any Subsidiary is required to withhold any federal, state, local or other taxes at any time other than upon delivery of Shares under this Award Agreement, then the Company or Subsidiary (as applicable) shall have the right in its sole discretion to (a) require the Grantee to pay or provide for payment of the required tax withholding, or (b) deduct the required tax withholding from the amount of salary, bonus, incentive compensation or other amounts otherwise payable in cash to the Grantee (other than deferred compensation subject to Section 409A of the Code).
9.No Employment Contract. Nothing contained in this Award Agreement or the Plan shall confer upon the Grantee any right with respect to continuance of employment by, or other service with, the Company and its Subsidiaries, nor limit or affect in any manner the right of the Company and its Subsidiaries to terminate the employment or other service or adjust the compensation of the Grantee, in each case with or without Cause.
10.Relation to Other Benefits. Any economic or other benefit to the Grantee under this Award Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.
11.Transferability. The Performance Share Units will not be subject to transfer, anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to transfer, anticipate, alienate, sell, assign, pledge, encumber, or charge such right or benefit will be void. The Performance Share Units will not in any manner be liable for or subject to the debts, liabilities, or torts of the Grantee.
12.Adjustments. The number and kind of Performance Share Units are subject to adjustment as provided in Section 4.3 of the Plan.
13.Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws and listing requirements with respect to the Performance Share Units and, notwithstanding any other provision of this Award, the Company shall not be obligated to deliver any Shares pursuant to this Award Agreement if the delivery of Shares would result in a violation of any such law or listing requirement.
14.Successors. The obligations of the Company under this Award Agreement shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company and its Affiliates, taken as a whole.
15.Severability. If any provision of this Award Agreement is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.

16.Relation to Plan. This Award Agreement and the Performance Share Units granted hereunder are subject to the terms and conditions of the Plan. This Award Agreement and the Plan contain the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersede all prior written or oral communications, representations and negotiations in respect thereto. In the event of any inconsistency between the provisions of this Award Agreement and the Plan, the Plan shall govern. The Administrator, acting pursuant to the Plan, have the right to determine any questions which arise in connection with the grant of the Performance Share Units.
17.Governing Law. This Award Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, regardless of the application of rules of conflict of law that would apply the laws of any other jurisdiction.
18.Amendment. Subject to the terms of the Plan, the Committee may modify this Award Agreement upon written notice to the Grantee. Any amendment to the Plan shall be deemed to be an amendment to this Award Agreement to the extent that the amendment is applicable hereto. Notwithstanding the foregoing (and except as otherwise may be provided in the Plan), no amendment of the Plan or this Award Agreement shall adversely impair any rights of the Grantee under this Award Agreement without the Grantee’s written consent.
19.No Fractional Shares. Fractional Shares or units will be subject to rounding conventions adopted by the Company from time to time; provided that in no event will the total Shares issued exceed the total units granted under this Award Agreement.
20.Use of Grantee’s Information. Information about the Grantee and the Grantee’s participation in the Plan may be collected, recorded and held, used and disclosed for any purpose related to the administration of the Plan. The Grantee understands that such processing of this information may need to be carried out by the Company and its Subsidiaries and by third party administrators whether such persons are located within the Grantee’s country or elsewhere, including the United States of America. The Grantee consents to the processing of information relating to the Grantee and the Grantee’s participation in the Plan in any one or more of the ways referred to above.
21.Electronic Delivery. The Grantee hereby consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with any Award made or offered under the Plan. The Grantee understands that, unless earlier revoked by the Grantee by giving written notice to the Company’s Senior Vice President, General Counsel and Corporate Secretary, this consent shall be effective for the duration of the Award. The Grantee also understands that he or she shall have the right at any time to request that the Company deliver written copies of any and all materials referred to above at no charge. The Grantee hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. The Grantee consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.